Exhibit 3.60

SECOND AMENDMENT

TO THE

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

SOUTHWEST STAINLESS, L.P.

This Second Amendment to the Amended and Restated Agreement of Limited Partnership of Southwest Stainless, L.P. (the “Partnership”), dated as of August     , 2007 (this “Amendment”), is entered into among HD Supply GP & Management, Inc. (formerly known as Hughes GP & Management, Inc. and Z&L Acquisition Corp.), a Delaware corporation, as general partner (the “General Partner”), and HD Supply Holdings, LLC (formerly known as Hughes Holdings, LLC), a Florida limited liability company, as limited partner (the “Limited Partner”). Capitalized terms used herein and not otherwise defined herein are used as defined in the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of December 31, 2004 (the “Agreement”), among the General Partner and the Limited Partner.

WHEREAS, the General Partner and the Limited Partner entered into the First Amendment to the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of December 31, 2006 (the “First Amendment”); and

WHEREAS, the General Partner has changed its name from “Hughes GP & Management, Inc.” to “ HD Supply GP & Management, Inc.”; and

WHEREAS, the General Partner and the Limited Partner desire to amend the Agreement to correct certain errors in the First Amendment and to reflect the change in the name of the General Partner.

NOW, THEREFORE, it is hereby agreed as follows:

1.      Amendments.

(a)      Section 1 of the Agreement is hereby amended by deleting Section 1 in its entirety and replacing it with the following:

1.  Name.  The name of the limited partnership formed hereby is Southwest Stainless, L.P. (the “Partnership”).

(b)      Section 10 of the Agreement is hereby amended by deleting Section 10 in its entirety and replacing it with the following:

10.      Allocation of Profits and Losses and Distributions. The Partnership’s profits and losses shall be allocated and all distributions made to the Partners of the Partnership based upon the percentage set forth across from each partner’s name below:

General Partner:

HD Supply GP & Management, Inc. f/k/a
Huges GP & Management, Inc.	1%

Limited Partner:

HD Supply holdings, LLC f/k/a Hughes
Holdings, LLC	99%

The Limited Partnership may issue certificates evidencing each Partner’s ownership interest in the Limited Partnership. The total capital of the limited partnership shall be represented by 100 limited partnership units (“Units”). The Units represented on such certificates shall be proportionate to the relative percentages of profits and losses borne by the respective Partners.

(c)      Sections 5 and 8 of the Agreement are hereby amended by deleting the name “Hughes GP & Management, Inc.” in each place that it appears in such Sections and replacing it with the name “HE) Supply GP & Management, Inc.”

(d)      Sections 5 and 8 of the Agreement are hereby amended by deleting the name “Hughes Holdings, LLC” in each place that it appears in such Sections and replacing it with HD Supply Holdings, LLC.”

(e)      Sections 5 and 8 of the Agreement are hereby amended by deleting all references to SWS Acquisition, LLC and any information pertaining to SWS Acquisition, LLC.

(f)      The Agreement is hereby further amended by deleting the name “Hughes GP & Management, Inc.” in each other instance in which it appears in the Agreement and replacing it with the name “HD Supply GP & Management, Inc.”

(g)      The Agreement is hereby further amended by deleting the name “Hughes Holdings, LLC” in each other instance in which it appears in the Agreement and replacing it with the name “HD Supply Holdings, LLC.”

2.      Binding Effect. This Amendment shall be binding upon, and shall enure to the benefit of, the parties hereto and all other parties to the Agreement and their respective successors and assigns.

3.      Execution in Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

4.      Agreement in Effect. Except as hereby amended, the Agreement shall remain in full force and effect.

5.      Governing Law. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

6.      Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the day and year first above written.

GENERAL PARTNER:

HD SUPPLY GP & MANAGEMENT, INC.

By:	/s/ ILLEGIBLE
Name:
Title:

LIMITED PARTNER:

HD SUPPLY HOLDINGS, LLC

By:	HD Supply GP & Management, Inc., its manager

	By:	/s/ ILLEGIBLE
Name:
Title:

FIRST AMENDMENT TO

THE AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

SOUTHWEST STAINLESS, L.P.

This First Amendment (the “Amendment”) to the Amended and Restated Agreement of Limited Partnership of Southwest Stainless, L.P., a Delaware limited partnership (the “Partnership”), is made as of the 31st day of December, 2006, by and among HD Supply GP & Management, Inc. f/k/a Hughes GP & Management, Inc., a Delaware corporation (the “General Partner”), and HD Supply Holdings, LLC f/k/a Hughes Holdings, LLC, a Florida limited liability company (the “Limited Partner”).

RECITALS

A.      The General Partner, the Limited Partner, and SWS Acquisition, LLC, a Delaware limited liability company (“SWS”) executed the Amended and Restated Agreement of Limited Partnership of the Partnership effective as of December 31, 2004, the terms of which are incorporated herein by reference (the “Partnership Agreement”). Any proper nouns used in this Amendment which are not defined herein but are defined in the Partnership Agreement shall have the meaning ascribed to them in the Partnership Agreement.

B.      Effective December 31, 2006, in connection with a plan of complete liquidation and dissolution, SWS transferred its limited partnership interest in the Partnership to the Limited Partner, its sole member, pursuant to that certain Partnership Interest Assignment Agreement by and among SWS, the Limited Partner and the General Partner of even date herewith.

C.      The parties hereto have agreed to modify the Partnership Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties intending to be legally bound agree as follows:

1.      Amendment of the Partnership Agreement.

(a)      The Partnership Agreement is hereby amended by deleting Section 1 in its entirety and replacing it with the following:

10.      Allocation of Profits and Losses and Distributions. The Partnership’s profits and losses shall be allocated and all distributions made to the Partners of the Partnership based upon the percentage set forth across from each partner’s name below:

General Partner:

HD Supply GP & Management, Inc. f/k/a
Huges GP & Management, Inc.	1%

Limited Partner:

HD Supply Holdings, LLC f/k/a Hughes
Holdings, LLC	99%

The Limited Partnership may issue certificates evidencing each Partner’s ownership interest in the Limited Partnership. The total capital of the limited partnership shall be represented by 100 limited partnership units (“Units”). The Units represented on such certificates shall be proportionate to the relative percentages of profits and losses borne by the respective Partners.

(b)      The Partnership Agreement is hereby amended by deleting Section 15(b) in its entirety and replacing it with the following:

(b)      The General Partner shall devote such time to the Partnership business as it, in its sole discretion, shall deem to be necessary to manage and supervise the Partnership business and affairs; but nothing in this Agreement shall preclude the employment, at the expense of the Partnership, of any agent or third party to manage or provide other services in respect of the Partnership property subject to the control of the General Partner. The General Partner shall have the power and authority to delegate to one or more persons the General Partner’s rights and powers to manage and control the business and affairs of the Partnership, including to delegate to agents, officers, and employees of the Partnership the authority to execute contracts and agreements in the name of and on behalf of the Partnership.

(c)      The Partnership Agreement is hereby amended by deleting Schedule B in its entirety and replacing it with Schedule B attached hereto.

2.      Ratification and Affirmation. Except as specifically set forth herein, the Partnership Agreement is hereby ratified and affirmed.

3.      Conflicting Terms. Wherever the terms and conditions of this Amendment and the terms and conditions of the Partnership Agreement conflict, the terms of this Amendment shall be deemed to supersede the conflicting terms of the Partnership Agreement.

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4.      Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be an original, but together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

GENERAL PARTNER:

HD SUPPLY GP & MANAGEMENT, INC.

By:	/s/ David Bearman
David Bearman, Vice President

LIMITED PARTNER:

HD SUPPLY HOLDINGS, LLC

By:	HD Supply GP & Management, Inc., its manager

	By:	/s/ David Bearman
David Bearman, Vice President

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AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

SOUTHWEST STAINLESS, L.P.

This Amended and Restated Agreement of Limited Partnership of Southwest Stainless, L.P., a Delaware limited partnership (this “Agreement”), is entered into by and among Hughes GP & Management, Inc. f/k/a Z&L Acquisition Corp., a Delaware corporation, as general partner (the “General Partner”), SWS Acquisition, LLC, a Delaware limited liability company (“SWS”), and Hughes Holdings, LLC, a Florida limited liability company (“MI”) (SWS and HH hereinafter shall be referred to individually as “Limited Partner” or collectively as “Limited Partners”). The General Partner and the Limited Partners are referred to collectively as the “Partners”, and the terms “General Partner” and “Limited Partner(s)” shall refer also to additional general partners and limited partners, respectively, as they may become parties to this Agreement.

RECITALS:

WHEREAS, the General Partner and Z&L Acquisition Corp. of Delaware, Inc. (the “Original Limited Partner”), a Delaware corporation formed a limited partnership known as Southwest Stainless, L.P. (the “Partnership”) on or about May 6, 1996 pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act, as amended from time to time (the “Act”);

WHEREAS, the General Partner and the Original Limited Partner entered into that certain Agreement of Limited Partnership effective on or about May 6, 1996 (the “Original Partnership Agreement”);

WHEREAS, the Original Limited Partner assigned its limited partnership interest in the Partnership to L&T of Delaware, Inc., a Delaware corporation (“L&T”), pursuant to an Assignment Agreement dated on or about October 30, 1998;

WHEREAS, L&T assigned its limited partnership interest in the Partnership to SwS Holdings, LLC, a Delaware limited liability company (“SWS Holdings”) pursuant to a Contribution and Assignment Agreement dated on or about December 27, 2002;

WHEREAS, SWS Holdings assigned its limited partnership interest in the Partnership to SWS pursuant to an Agreement of Sale and Assignment dated on or about December 30, 2002;

WHEREAS, on or about December 31, 2004, HSI Properties, LLC contributed ownership of certain real estate to the Partnership in exchange for a .2227% limited partnership interest in the Partnership, and by virtue of the subsequent liquidation of HSI Properties, LLC and the subsequent liquidation or merger out of existence of the members of HSI Properties, LLC, HH has acquired the .2227% limited partnership interest;

WHEREAS, on or about December 31, 2004, HSI North Carolina, LLC, a North Carolina limited liability company (“HSI North Carolina”), contributed ownership of certain assets to the Partnership in exchange for a 1.0932% limited partnership interest in the Partnership pursuant to that certain Contribution Agreement dated on or about December 31, 2004;

WHEREAS, on or about December 31, 2004, the entities listed on the attached Exhibit A (the “Members”), as the members of HSI North Carolina, determined that HSI North Carolina should be liquidated, and immediately thereafter by virtue of such liquidation, the Members received the limited partnership interests in the Partnership previously held by HSI North Carolina on a pro rata basis as more fully described on Exhibit A;

WHEREAS, on or about December 31, 2004, the entities listed on the attached Exhibit B (the “Merging Entities”) were merged into the Partnership in accordance with the laws of the State of Florida and the State of Oklahoma and by virtue of such merger, HH as the sole shareholder of the Merging Entities was entitled to receive a 10.7481% limited partnership interest in the Partnership based upon the value of the assets and liabilities held by the Merging Entities;

WHEREAS, Hughes Supply, Inc., a Florida corporation (“Hughes Supply”), contributed certain assets and liabilities to the Partnership pursuant to a Contribution Agreement dated on or about December 31, 2004 by and among the Partnership, the General Partner and Hughes Supply (the “Hughes Supply Contribution Agreement”), and, by virtue of such contribution, Hughes Supply received a 44.3293% limited partnership interest in the Partnership;

WHEREAS, immediately following the contribution by Hughes Supply to the Partnership pursuant to the Hughes Supply Contribution Agreement, Hughes Supply contributed to HH the 44.3294% limited partnership interest in the Partnership it received by virtue of the Hughes Supply Contribution Agreement and the .0566% limited partnership interest in the Partnership it received by virtue of the liquidation of HSI North Carolina;

WHEREAS, on or about December 31, 2004, Hughes Supply (VA), Inc., a Virginia corporation (“VA”), contributed certain assets and liabilities to the Partnership pursuant to that certain Contribution Agreement dated on or about December 31, 2004 by and among the Partnership, the General Partner and VA, and VA received a 1.1332% limited partnership interest in the Partnership;

WHEREAS, on or about December 31, 2004, HH, as the sole shareholder of each of the Members (other than Hughes Supply) and VA, determined that each of the Members (other than Hughes Supply) and VA should be liquidated, and immediately thereafter by virtue of such liquidations HH received the limited partnership interests in the Partnership previously held by each of such Members and VA;

WHEREAS, the General Partner and the Limited Partners desire to enter into this Agreement to fully amend, restate, and modify the Original Partnership Agreement and to further acknowledge that subsequent to the effective date of this Agreement, only the General Partner and the Limited Partners shall have a continuing interest in the Partnership.

Now, therefore, the Parties hereby agree as follows:

1.      Name.  The name of the limited partnership formed hereby is Southwest Stainless, L.P. (the “Partnership”).

2.      Purpose.  The Partnership is formed for the object and purpose of engaging in any lawful act or activity for which limited partnerships may be formed under the laws of Delaware.

3.      Registered Office.  The registered office of the Partnership in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808.

4.      Registered Agent.  The registered agent of the Partnership at the address of the registered office is Corporation Service Company.

5.      Partners.  The names and mailing addresses of the General Partner and the Limited Partners are as follows:

General Partner:	Hughes GP & Management, Inc. One Hughes Way Orlando, Florida 32805

Limited Partners:	SWS Acquisition, LLC One Hughes Way Orlando, Florida 32805 Hughes Holdings, LLC One Hughes Way Orlando, Florida 32805

6.      Powers.  The powers of the General Partner include all powers, statutory and otherwise, possessed by general partners under the laws of the State of Delaware.

7.      Dissolution.  The Partnership shall dissolve, and its affairs shall be wound up, on May 5, 2026 or at such earlier time as (a) all of the partners of the Partnership approve in writing, (b) an event of withdrawal of a general partner has occurred under the Act, or (c) an entry of a decree of judicial dissolution has occurred under Section 17-802 of the Act; provided, however, the Partnership shall not be dissolved or required to be wound up upon an event of withdrawal of a general partner described in Section 7(b) hereof if (i) at the time of such event of withdrawal, there is at least one (1) other general partner of the Partnership who carries on the business of the Partnership (any remaining general partner being hereby authorized to carry on the business of the Partnership), or (ii) within ninety (90) days after the occurrence of such event of withdrawal, all remaining partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the event of withdrawal, of one (1) or more additional general partners of the Partnership.

8.      Capital Contributions.  The Partners of the Partnership or their predecessors in interest shall contribute or have contributed cash and property to the Partnership in the amounts and of the type set forth across from each such partner’s name below:

Cash/Property

General Partner:
Hughes GP & Management, Inc.	All cash and property as identified in Schedule A

Limited Partners:
SWS Acquisition, LLC	All cash and property as identified in Schedule B

Hughes Holdings, LLC	All cash and property as identified in Schedule B

9.      Additional Contributions.  No partner of the Partnership is required to make any additional capital contribution to the Partnership.

10.      Allocation of Profits and Losses and Distributions.  The Partnership’s profits and losses shall be allocated and all distributions made to the Partners of the Partnership based upon the percentage set forth across from each partner’s name below:

General Partner: Hughes GP & Management, Inc.	One percent (1%)

Limited Partners: SWS Acquisition, LLC	41.4734%
Hughes Holdings, LLC	57.5266%

The Limited Partnership may issue certificates evidencing each Partner’s ownership interest in the Limited Partnership. The total capital of the limited partnership shall be represented by 100 limited partnership units (“Units”). The Units represented on such certificates shall be proportionate to the relative percentages of profits and losses borne by the respective Partners.

11.    Assignments.

(a)      The Limited Partnership may assign all or any part of its interest in the Partnership and may withdraw from the Partnership only with the consent of the General Partner.

(b)      The General Partner may assign all or part of its partnership interest in the Partnership and may withdraw from the Partnership without the consent of the Limited Partner.

12.    Withdrawal. Except to the extent set forth in Section 11, no right is given to any partner of the Partnership to withdraw from the Partnership.

13.    Admission of Additional or Substitute Members.

(a)      One (1) or more additional or substitute limited partners of the Partnership may be admitted to the Partnership only with the consent of the General Partner.

(b)      One (1) or more additional or substitute general partners of the Partnership may be admitted to the Partnership only with the consent of the General Partner or, in the event of more than one (1) general partner, only with the consent of a majority of the general partners.

14.    Status of Limited Partners.

(a)      The Limited Partners shall not participate in the management or control of the Partnership’s business, nor shall it transact any business for the Partnership, nor shall it have the power to act for of bind the Partnership, such powers being vested solely and exclusively in, the General Partner.

(b)      No Limited Partner shall have any personal liability whatever, whether to the Partnership, to any of the Partners or to the creditors of the Partnership, for the debts of the Partnership or any of its losses except to the extent provided in the Act.

15.    Authority of General Partner.

(a)      The General Partner shall have exclusive authority to manage and control the business and affairs of the Partnership. Pursuant to the foregoing, the General Partner shall have all of the rights and powers of a general partner as provided in the Act and as otherwise provided by law, and any action taken by the General Partner shall constitute the act of and serve to bind the Partnership. In dealing with the General Partner acting on behalf of the Partnership, no person shall be required to inquire into the authority of such Partner to bind the Partnership.

(b)      The General Partner shall devote such time to the Partnership business as it, in its sole discretion, shall deem to be necessary to manage and supervise the Partnership business and affairs; but nothing in this Agreement shall preclude the employment, at the expense of the Partnership, of any agent or third party to manage or provide other services in respect of the Partnership property subject to the control of the Genera Partner.

(c)      Neither the General Partner nor any officer, director or employee of the General Partner shall be liable, responsible, or accountable in damages or otherwise to the Partnership or any Partner for any act or failure to act on behalf of the Partnership within the scope of the authority conferred on the General Partner by this Agreement or by law unless such act or omission was performed or omitted fraudulently or in bad faith or constituted wanton and willful misconduct or gross negligence.

(d)      The Partnership shall indemnify and hold harmless the General Partner, each officer, director and employee of the General Partner, and the agents of each of them (each an “Indemnified Party”), from and against any loss, expense, damage or injury suffered or sustained by such person by reason of any act or omission arising out of his activities on behalf of the Partnership or in furtherance of the interests of the Partnership, including, but not limited to, any judgment, award, settlement, reasonable attorney’s fees, and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding, or claim and including any payments made by the General Partner to any of its officers, directors or employees pursuant to an indemnification agreement no broader than this section; provided that the act, omission, or alleged act or omission upon which such actual or threatened action, proceeding or claim is based was not performed or omitted fraudulently or in bad faith or as a result of wanton and willful misconduct or gross negligence by such Indemnified Party.

16.    Power of Attorney.

(a)      The Partners, jointly and severally, hereby irrevocably constitute and appoint the General Partner, with full power of substitution, their true and lawful attorney-in-fact in their name, place and stead to make, execute, sign and acknowledge, record and file, on behalf of them and on behalf of the Partnership, the following:

  (i)      a Certificate of Limited Partnership and any other certificates or instruments which may be required to be filed by the Partnership or the Partners under the laws of the State of Delaware and any other jurisdiction whose laws may be applicable; and

  (ii)      any and all such other instruments as may be deemed necessary or desirable by the General Partner to carry out fully the provisions of this Agreement in accordance with its terms.

17.    Books of Account, Records and Reports.

(a)      Proper and complete records and books of account shall be kept by the General Partner in which shall be entered all matters relative to the Partnership’s business as are usually entered into records and books of account maintained by persons engaged in businesses of a like character. The Partnership books and records shall be kept on the accrual basis in accordance with generally accepted accounting principles, consistently applied. The books and records shall be open to the reasonable inspection and examination of the Partners or their duly authorized representatives during reasonable business hours.

(b)      No later than 120 days after the end of each fiscal year of the Partnership, which shall be designated by the General Partner, the General Partner shall furnish to the Limited Partners a report of the business and operations of the Partnership during such year, which report shall constitute the accounting of the General Partner for such year. Such report shall contain a copy of the annual financial statement of the Partnership showing the Partnership’s profit or loss for the year and the allocation thereof among the holders of the limited partnership units. The statement shall have been audited by the Partnership’s independent public accountants and shall otherwise be in such form and have such content as the General Partner deems proper.

18.    Miscellaneous. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

19.      Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

IN WITNESS WHEREOF, the undersigned intending to be legally bound hereby, have duly executed this Agreement of Limited Partnership effective as of the December 31, 2004.

GENERAL PARTNER:

Hughes GP & Management, Inc., a Delaware corporation

By:	/s/ John Z. Paré
John Z. Paré, Secretary

LIMITED PARTNERS:

SWS Acquisition, LLC, a Delaware limited liability company

By:	/s/ John Z. Paré
John Z. Paré, Secretary

Hughes Holdings, LLC, a Florida limited liability company

By:	/s/ John Z. Paré
John Z. Paré, Secretary